EXHIBIT 10.1

COMMISSION AGREEMENT

         THIS COMMISSION AGREEMENT (the “Agreement”) is entered into as of the 12th day of September, 2002, by and between ABC BANCORP, a Georgia corporation (the “Company”), and JERRY L. KEEN, an individual resident of the State of Georgia (“Keen”).

W I T N E S S E T H:

         WHEREAS, upon the terms and conditions set forth herein, the Company wishes to compensate Keen for the provision of certain brokerage, investment services and certain life insurance products to certain of the customers of the Company and its subsidiaries introduced thereto by Keen;

         WHEREAS, Keen desires to be so compensated; and

         WHEREAS, the Company desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and also desires assurance that Keen will not compete with the Company for a reasonable period of time after the termination or expiration of this Agreement, except as otherwise provided herein.

         NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, the Company and Keen, each intending to be legally bound, covenant and agree as follows:

         1.       Term. The term of this Agreement shall begin on the date (the “Effective Date”) that Keen satisfies all sponsorship requirements of Raymond James Financial Services (“Raymond James”), including, without limitation, a physical examination, drug screen test and credit check, and, unless otherwise earlier terminated pursuant to Section 3 hereof, shall end on the date which is three (3) years following the Effective Date (hereinafter referred to as the “Term”).

         2.       Fees and Commissions.

         (A)      On the Effective Date, the Company shall make a one-time payment in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) to Keen by delivery of cash or a Company check made payable to Keen.

         (B)      On the first regular payroll payment date of the Company following the first, second and third anniversaries of the Effective Date, Keen will be paid (a) Twenty-Five Thousand and No/100 Dollars ($25,000.00) if, during the twelve (12) month period immediately preceding such anniversary, The First Bank of Brunswick, a wholly-owned subsidiary of the Company (“First Bank”), earns between $240,000 and $279,999 of gross commissions and fees from the provision of brokerage and investment services (other than sales of fixed annuities through PFIC and credit life and accident & health insurance) to its customers during such year, or (b) Fifty Thousand and No/100 Dollars ($50,000.00) if, during the twelve (12) month period immediately preceding such anniversary, First Bank earns between $280,000 and $349,999 of gross commissions and fees from the provision of brokerage and investment services (other than sales of fixed annuities through PFIC and credit life and accident & health insurance) to its customers during such year, or (c) Seventy-Five Thousand and No/100 Dollars ($75,000.00) if, during the twelve (12) month period immediately preceding such anniversary, First Bank earns $350,000 or more of gross commissions and fees from the provision of brokerage and investment services (other than sales of fixed annuities through PFIC and credit life and accident & health insurance) to its customers during such year (each such yearly payment pursuant to this Section 2(B) shall be hereinafter referred to as the “Yearly Commission Fee”); provided, however, that if, during the first year or the second year of the Term, First Bank earns more than $350,000 of gross commissions and fees from the provision of such brokerage and investment services to its customers, then the Yearly Commission Fee for any such year will be increased by an amount equal to the product obtained by multiplying $75,000 by a fraction, the numerator of which shall be the actual amount of such gross commissions and fees, and the denominator of which shall be $350,000.

         (C)      Except as set forth in Section 4 hereof, in no event shall any fees required to be paid at the end of any period be prorated if this Agreement is terminated prior to the end of such period. Notwithstanding anything to the contrary in this Section 2 or otherwise, in no event shall the amount of all fees and commissions paid by the Company to Keen under this Agreement exceed Three Hundred Thousand and No/100 Dollars ($300,000.00) in the aggregate.

         3.       Termination. Subject to the respective continuing obligations of the parties hereto, including, without limitation, those set forth in Subsections 5(A), 5(B), 5(C) and 5(D) hereof, this Agreement may be terminated prior to the expiration of the Term as follows:

         (A)      The Company, by providing a Notice of Termination (as hereinafter defined) to Keen, may terminate this Agreement immediately if Keen’s employment with the Company is terminated for cause. For purposes of this Subsection 3(A), “cause” shall exist (i) if Keen is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) if, in the determination of the Board of Directors (the “Board”) or the Chief Executive Officer of the Company, Keen has engaged in gross or willful misconduct materially damaging to the business of the Company (it being understood, however, that neither conduct pursuant to Keen’s exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by Keen shall be a ground for such a determination by the Board), (iii) if Keen at any time fails to maintain any sponsorship requirement of Raymond James, or (iv) if Keen has failed, without reasonable cause, to follow written instructions of the Board or the Chief Executive Officer of the Company consistent with Keen’s position as Brokerage Services Manager of the Company and, after written notice from the Company of such failure, Keen at any time thereafter again so fails.

         (B)      Keen, by providing a Notice of Termination to the Company, may terminate this Agreement immediately upon a Change of Control. For purposes of this Subsection 3(B), a “Change of Control” shall mean any of the following events:

(i) Unless approved by the affirmative vote of at least two-thirds (2/3) of those members of the Board who are in office immediately prior to the event(s) and who are not employees of the Company:

(a) the merger or consolidation of the Company with, or the sale of all or substantially all of the assets of the Company to, any person or entity or group of associated persons or entities; or

(b) the direct or indirect beneficial ownership, in the aggregate, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated (within the meaning of the Securities Act of 1933, as amended) with the Company as of the date hereof; provided, however, that the Board may, at any time and in its sole discretion, increase the ownership percentage threshold of this item (b) to an amount not exceeding forty percent (40%); or

(c) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(ii) A change in the composition of the Board at any time during any consecutive twenty-four (24) month period such that the “Continuity Directors” cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this Agreement, “Continuity Directors” shall mean those members of the Board who either:

(a) were directors at the beginning of such consecutive twenty-four (24) month period; or

(b) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the Board.

         (C)      Keen, by providing a Notice of Termination to the Company at least thirty (30) days prior to the Date of Termination (as hereinafter defined) specified therein, may terminate this Agreement for any reason other than as a result of a Change of Control.

         (D)      The Company, by providing a Notice of Termination to Keen at least thirty (30) days prior to the Date of Termination specified therein, may terminate this Agreement for any reason or for no reason.

         (E)      This Agreement shall terminate upon the Keen’s death or disability. For purposes of this Agreement, “disability” shall be defined as Keen’s inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment with the Company for any consecutive one hundred eighty (180) day period.

          (F)    This Agreement will terminate immediately upon Executive receiving an aggregate of Three Hundred Thousand and No/100 Dollars ($300,000.00) pursuant hereto.

Upon a termination of this Agreement as provided herein, the terms of this Agreement shall be of no further force or effect; provided, however, that the terms of Subsections 5(A) through 5(E) hereof shall survive any termination or expiration of this Agreement as set forth therein.

         4.       Fees Upon Termination. In the event of the termination of this Agreement pursuant to Subsections 3(A) through 3(E) hereof, commission fees shall continue to be paid by the Company to Keen as follows:

         (A)      In the event of a termination pursuant to Subsection 3(A) or Subsection 3(C) hereof, all commission fees provided for herein shall be paid as provided in Section 2 hereof through and including the Date of Termination specified in the Notice of Termination; provided, however, that if the event of termination pursuant to Subsection 3(A) or Subsection 3(C) hereof occurs within twelve (12) months after the Effective Date, then Keen shall pay to the Company on the Date of Termination specified in the Notice of Termination cash in the amount of Seventy-Five Thousand and No/100 Dollars ($75,000) multiplied by a fraction, the numerator of which shall be the number of full calendar months remaining during the first year of the Term, and the denominator of which shall be 12.

         (B)      In the event of a termination pursuant to Subsection 3(B) or Subsection 3(D) hereof, all commission fees provided for herein shall be paid as provided in Section 2 hereof through the Date of Termination specified in the Notice of Termination. In addition, if such termination is a termination pursuant to Subsection 3(B) hereof, the Company may elect, at its sole option and in its sole discretion, to pay Keen all commissions and fees set forth in Section 2 hereof for the entire Term that remain unpaid (not to exceed the limitation set forth in Section 2(C) hereof) on the Date of Termination specified in the Notice of Termination; provided, however, that if the Company does not make such payments upon such a termination, then Keen shall not be prohibited by the terms of Section 5(D)(iii) hereof from soliciting the Brokerage Business (as hereinafter defined) of any customer of the Company or any of its subsidiaries for which Keen provided brokerage and investment services prior to the Effective Date.

         (C)      In the event of a termination pursuant to Subsection 3(E) hereof, commission fees provided for herein shall be paid as provided in Section 2 hereof (i) in the event of Keen’s death, through the date of death, or (ii) in the event of Keen’s disability, through the Date of Termination specified in the Notice of Termination.

         5.       Restrictive Covenants.

         (A)      Keen acknowledges that (i) the Company has separately bargained and paid additional consideration for the restrictive covenants set forth herein; and (ii) the Company will provide benefits to Keen hereunder in reliance upon such covenants in view of the unique and essential nature of the services Keen will perform on behalf of the Company and the irreparable injury that would befall the Company should Keen breach such covenants.

          (B)    Keen further acknowledges that his position with the Company will place him in a position of confidence and trust with employees of the Company and its subsidiaries and affiliates and with the Company’s other constituencies and will allow him access to confidential information concerning the Company and its subsidiaries and affiliates.

         (C)      Keen further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 5 are fair and reasonable and that such restrictions will not prevent Keen from earning a livelihood.

         (D)      Having acknowledged the foregoing, Keen covenants and agrees with the Company as follows:

(i) During the Term and for a period of two (2) years after the termination or expiration of this Agreement for any reason or for no reason, Keen shall not divulge or furnish any confidential information of the Company acquired by him from the Company to any person, firm or corporation, other than to the Company or its subsidiaries or upon its or their written request, or use any such confidential information (which shall at all times remain the property of the Company) directly or indirectly for Keen’ own benefit or for the benefit of any person, firm or corporation other than the Company. For purposes hereof, the term “confidential information” shall mean the Company’s and its subsidiaries’ non-public, confidential or proprietary information other than the Company’s or its subsidiaries’ trade secrets (as such term is defined in §10-1-761 of the Official Code of Georgia Annotated), including, without limitation, any and all tangible and intangible information, whether oral, in writing or in any other medium, whether developed by Keen or furnished to Keen by third parties at the direction of the Company, concerning the policies, plans, procedures or customers of the Company or its subsidiaries or the business, financial condition, operations, assets, liabilities and contingencies of the Company or its subsidiaries.

(ii) Keen hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company and its subsidiaries, any trade secrets (as such term is defined in §10-1-761 of the Official Code of Georgia Annotated) of the Company or any of its subsidiaries for as long as they remain trade secrets.

(iii) During the Term and for a period of two (2) years after the termination or expiration of this Agreement for any reason or for no reason, Keen shall not, directly or indirectly, use any of the Company’s confidential information or trade secrets to provide Brokerage Business to, or solicit the Brokerage Business of, any customer of the Company or any of its subsidiaries (including, without limitation, any customer of Keen prior to the Effective Date), or assist any actual or potential competitor of the Company or any of its subsidiaries to provide Brokerage Business to, or solicit the Brokerage Business of, any such customer using such confidential information or trade secrets. For purposes hereof, the term “Brokerage Business” shall mean the business of offering, selling or otherwise providing securities, insurance or annuities brokerage, investment banking or investment advisory products or services, as conducted by the Company or any of its subsidiaries during Keen’s employment with the Company.

(iv) At the Company’s request upon the termination or expiration of this Agreement, Keen shall immediately turn over to the Company all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other confidential information or documents of the Company or its affiliates in the possession or control of Keen, all of which writings are and will continue to be the sole and exclusive property of the Company or its affiliates, as the case may be.

         (E)      Keen acknowledges that irreparable loss and injury would result to the Company upon the breach of any of the covenants contained in this Section 5 and that damages arising out of such breach would be difficult to ascertain. Keen hereby agrees that, in addition to all other remedies provided at law or in equity, the Company may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting bond or other security, both temporary and permanent injunctive relief to prevent a breach by Keen of any covenant contained in this Section 5, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 5 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, such provisions shall be deemed reformed to the maximum extent permitted thereby.

         6.       Notice of Termination and Date of Termination. Any termination of this Agreement pursuant to Section 3 hereof, except in the circumstances of Keen’s death, shall be communicated by written “Notice of Termination” by the terminating party to the other party hereto. Any “Notice of Termination” pursuant to Subsection 3(A) or Subsection 3(B) hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination; provided, however, that if this Agreement is terminated because of Keen’s disability, then the Date of Termination shall mean thirty (30) days after Notice of Termination is given (unless Keen shall have resumed his duties on a full-time basis during such thirty (30) day period).

         7.       Payments After Death. Should Keen die after termination of this Agreement while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Keen’s executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Keen’s devisee, legatee or other designee or, if there is no such designee, to his estate.

         8.       Legal Expenses. If any legal action, proceeding in arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the “Applicable Federal Rate” (as such term is defined in

Section 1274(d) of the Internal Revenue Code of 1986, as amended), in addition to any other relief to which such party or parties may be entitled.

         9.       Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Keen:	Jerry L. Keen 48 Captains Walk St. Simons Island, Georgia 31522

If to the Company:	ABC Bancorp 24 2nd Avenue, S.E. Moultrie, Georgia 31768 Attention: Chief Executive Officer

or to such address as either party hereto furnishes to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         10.      Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

         11.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective heirs, personal representatives, administrators, successors and assigns, as the case may be.

         12.      Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Keen and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

         13.      Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or service or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

         14.      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile transmission.

         15.      Assignment. This Agreement is personal in nature and neither party hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Section 7 above. Without limiting the foregoing, Keen’s right to receive commission fees hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 7 hereof, and in the event of any attempted assignment or transfer contrary to this Section 15, the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

         16.      Rights of Keen; No Right to Continued Employment. The rights accruing to Keen hereunder shall be solely those of an unsecured creditor of the Company. This Agreement shall not be deemed to create a contract of employment between the Company or any of its subsidiaries and Keen and shall create no right in Keen to continue in the Company’s employ for any specific period of time, or to create any other rights in Keen or obligations on the part of the Company, except as set forth in this Agreement. Keen understands and agrees that he is and will remain strictly an employee “at will” of the Company.

         17.      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         18.      Participation in Negotiations. EACH OF THE UNDERSIGNED PARTIES ACKNOWLEDGES AND AGREES THAT SUCH PARTY HAS PARTICIPATED IN THE NEGOTIATION OF AND CAREFULLY READ EACH OF THE TERMS AND PROVISIONS OF THIS COMMISSION AGREEMENT AND UNDERSTANDS ITS CONTENTS, AND THAT SUCH PARTY EXECUTED THIS COMMISSION AGREEMENT AS SUCH PARTY’S OWN FREE ACT AND DEED.

[Signatures Next Page]

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and Keen has executed and delivered this Agreement, all as of the day and year first above written.

ABC BANCORP
By:	/s/ KENNETH J. HUNNICUTT

Kenneth J. Hunnicutt, Chairman and Chief Executive Officer

/s/ JERRY L. KEEN	(SEAL)

JERRY L. KEEN

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